Filed Pursuant to Rule 433
Dated May 10, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	May 10, 2013

Settlement Date (Original Issue Date):	May 15, 2013

Maturity Date:	October 17, 2021

Principal Amount:	US $50,000,000

Price to Public (Issue Price):	113.970%

Agents Commission:	0.425%

All-in Price:	113.545%

Accrued Interest:	US $180,833.33

Net Proceeds to Issuer:	US $56,953,333.33

Treasury Benchmark:	2.000% due February 15, 2023

Treasury Yield:	1.818%

Spread to Treasury Benchmark:	Plus 0.96%

Reoffer Yield:	2.778%

Interest Rate Per Annum:	4.650%

Interest Payment Dates:	Semi-annually on the 17th day of each April and October, commencing October 17, 2013 and ending on the Maturity Date

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

Filed Pursuant to Rule 433
Dated May 10, 2013
Registration Statement No. 333-178262

CUSIP:	36962G5J9

ISIN:	US36962G5J92

Common Code:	063346462

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the “Underwriter”), as principal, at 113.970% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment
Lead Manager:

Citigroup Global Markets Inc.	$50,000,000

Total	$50,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issuances of US$1,750,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5177 dated October 12, 2011, US$1,000,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5257 dated January 4, 2012, US$250,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5459 dated June 21, 2012, US$50,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 6103 dated May 8, 2013, and US$50,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 6104 dated May 9, 2013.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.